EXHIBIT 21.1

          SUBSIDIARIES OF THE REGISTRANT

          Subsidiary                                             % Ownership

          Compania Aurifera Brisas del Cuyuni, C.A. ("Brisas")   100
          Gold Reserve de Venezuela, C.A. ("GLDRV");             100
          Compania Minera Unicornio, C.A. ("Unicorn")            100
          Great Basin Energies, Inc. ("Great Basin")              58
          MegaGold Corporation ("MegaGold")                       63
          Gold Reserve de Aruba A.V.V. ("Gold Reserve Aruba")    100
          G.L.D.R.V. Aruba A.V.V. ("GLDRV Aruba")                100
          Glandon Company A.V.V. ("Glandon")                     100
          Stanco Investments A.V.V. ("Stanco")                   100
          GoldenLake A.V.V. ("GoldenLake")                       100
          Mont Ventoux A.V.V. ("Mont Ventoux")                   100
          Gold Reserve Holdings A.V.V. ("Gold Reserve Holdings") 100

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